Exhibit 99.1

News from Arch Coal, Inc.

FOR FURTHER INFORMATION:
Media — Kim Link314/994-2936
FOR IMMEDIATE RELEASE
Arch Coal Elects Former Wyoming Governor
Dave Freudenthal to Board of Directors
     ST. LOUIS (February 23, 2011)— Arch Coal, Inc. (NYSE: ACI) today announced former Wyoming Governor David D. Freudenthal, 60,has been elected to its board of directors effective immediately. Freudenthal will serve on the board’s audit and energy and environmental policy committees.
     “We are extremely pleased that Gov. Freudenthal has agreed to join our board of directors,” said Steven F. Leer, Arch’s chairman and CEO. “In addition to his obvious leadership skills and public policy expertise, the Governor has great business acumen and a deep understanding of our industry. He will be an excellent addition to our board, and I look forward to his advice and counsel in the years ahead.”
     Governor Freudenthal has nearly 25 years of public service experience, most recently serving two terms as the governor of Wyoming. Formerly, he served as the U.S. Attorney for Wyoming for more than six years. During his tenure in private practice, Governor Freudenthal specialized in providing strategic legal counsel in the areas of natural resources, environmental and business law. He started his career as an economist in Wyoming’s Department of Economic Planning and Development.
     Governor Freudenthal received a bachelor’s degree in economics from Amherst College and a juris doctor degree from the College of Law at the University of Wyoming.
     Governor Freudenthal currently serves as a guest lecturer at the University of Wyoming. He previously served as chairman of the Greater Cheyenne Chamber of Commerce and as a director of the Wyoming Community Foundation Board. He also is the founding director of the Wyoming Student Loan Corporation.
     U.S.-based Arch Coal is one of the world’s largest and most efficient coal producers, with more than 160 million tons of coal sales in 2010. Arch’s national network of mines supplies cleaner-burning, low-sulfur coal to customers on four continents, including U.S and international power producers and steel manufacturers. A full list of the Arch Coal board of directors and their committee assignments is available in the corporate governance area of http://investor.archcoal.com.
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Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.